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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of CancerVax Corporation for the sale of up to $80,000,000 of common stock to be filed on or about November 8, 2004 and to the incorporation by reference therein of our report dated February 13, 2004 (except note 10 as to which the date is March 15, 2004) with respect to the consolidated financial statements of CancerVax Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

San Diego, California
November 4, 2004